EXHIBIT 99.1

For Immediate Release      Contact: Charles Storer

Advanced Accessory Systems To Sell
Towing System Businesses to Thule
  STERLING HEIGHTS, Michigan, May 17, 2006 - Advanced Accessory Systems LLC (AAS), a leading manufacturer of automotive roof racks and towing systems, announced today it had agreed to sell its towing system businesses in the U.S. and Europe to Thule, AB, of Sweden. Terms of the transaction were not disclosed.
Alan Johnson, president and chief executive officer of AAS, said Thule initiated the negotiations and had made a substantial offer.
The proposed sale will include:
▪	Brink International BV, Europe’s leading manufacturer and distributor of towing systems, related accessories and specialized trailers;
▪	Valley Industries, North America’s second largest supplier of towing systems and related accessories;
▪	SportRack Accessories, Inc., a leading Canadian manufacturer and distributor of roof racks, rooftop cargo boxes and hitch-mounted accessories.
The three businesses had revenues of $245 million in 2005.
“This transaction,” Johnson said, “will allow AAS management to concentrate all of its energies on our principal business, SportRack Automotive, which is the leading supplier of roof racks to all major Original Equipment automotive companies. SportRack Automotive had revenues of $200 million last year.”
AAS is owned by Castle Harlan Partners IV, L.P., a private equity investment fund organized and managed by Castle Harlan, Inc., a leading New York-based private equity firm. Castle Harlan acquired AAS in the spring of 2003.

Castle Harlan invests in controlling interests in the buyout and development of middle-market companies in North America and Europe. Its team of 10 managing directors, including its founders, has completed 43 acquisitions since its inception with a total value in excess of $8 billion. It is currently investing its fourth fund, Castle Harlan Partners IV, which closed in August 2003 with capital commitments of $1.2 billion. The firm traces its roots to the start of the institutionalized private-equity business in the late 1960s.
Castle Harlan’s current portfolio companies, which employ more than 42,000 people, include Ames True Temper, a leading manufacturer of lawn and garden tools and accessories; Horizon Lines, one of the largest U.S. container shipping companies, and Perkins Restaurant & Bakery, which is the operator and franchisor of 480 family restaurants.
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